Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements of Ipsidy, Inc. and Subsidiaries (d/b/a authID.ai) (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2020 and 2019.

/s/ Cherry Bekaert LLP

Tampa, Florida

November 12, 2021